Exhibit 10.21

AMENDMENT #5

TO

PROFESSIONAL SERVICES AGREEMENT

This Amendment Number 5 (“Amendment Number 5”) shall amend the Professional Services Agreement dated July 26, 2007, as amended (“Agreement”), and the Program Specification set forth in Exhibit A to the Agreement, by and between Support.com, Inc. (formerly SupportSoft, Inc.), a Delaware corporation having its principal place of business at 1900 Seaport Boulevard, Redwood City, CA 94063, and its subsidiaries (collectively, “Support.com”), and Office Depot, Inc., a Delaware corporation having its principal place of business at 6600 Military Trail, Boca Raton, FL 33496 (“Office Depot”).  This Amendment Number 5 shall be effective as of the later date of signature below (“Effective Date”).

Capitalized terms not otherwise defined herein shall have the meanings defined for them in the Agreement.

Modifications to Office Depot Remote Service Program Specification

1.
Upsale Transactions: Revenue Share and Payment. An “Upsale Transaction” shall be any transaction of a Tech Depot Services branded SKU executed directly between Support.com and a Customer.  Without limiting anything in the Agreement, before any product or service SKU will be eligible as an Upsale Transaction by Support.com, the SKU, and all branding and marketing, and any third party components of the SKU, shall be approved by Office Depot, and reflected in a SKU Change Form approved (e.g. by e-mail) by an authorized representative of Office Depot.  Without limiting the foregoing, all SKUs eligible for Upsale Transactions shall be Tech Depot Services branded.  Except as otherwise provided for herein, for each Upsale Transaction by Support.com, Support.com will provide Office Depot a *** percent (***%) revenue share of the fees payable by the Customer, net of any cancellations, refunds, chargebacks, or fees payable to third parties by Support.com (“Office Depot Upsale Transaction Revenue”).  The Office Depot Upsale Transaction Revenue will be calculated based on the Upsale Transaction volume recorded in Support.com’s reporting system, which on a monthly basis, no later than fifteen (15) days after the close of each calendar month, Support.com will provide Office Depot with a written report showing the gross volume of Upsale Transactions, including any cancellations, chargebacks, refunds, third party fees, and the amount due to Office Depot.  Support.com shall remit such payment of Office Depot Upsale Transaction Revenue to Office Depot net thirty (30) days following the close of the calendar month during which the Upsale Transactions occurred.  For all Upsale Transactions for products, each of Office Depot, Support.com and/or the product vendor shall maintain its respective rights and obligations with respect to each Customer.  Support.com and Office Depot agree that, while Upsale Transactions will be processed by Support.com and will not result in Net Fees paid by Office Depot to Support.com, nonetheless *** percent (***%) of the net fees retained by Support.com for such Upsle Transactions shall accrue as Program Support Funds (“PSF”) as defined in Section 4 of attachment F-1 to Amendment #1 to the Agreement, and shall be managed and available to Office Depot consistent with said Section 4.  Without limiting anything in the Agreement, any use by Support.com of Office Depot’s trademarks and/or logos in the course of marketing and selling the Upsale Transactions shall be consistent with Support.com’s obligations under the Agreement, including but not limited to Section 4.5 thereof.

2.
Upsale Transactions; No Service Delivered by Support.com.  Notwithstanding the foregoing, for any Service SKU for which Support.com transacts the Service sale on behalf of Office Depot, but Support.com does not perform any part of the Service itself, Support.com shall (a) remit a portion of the Service fee, as agreed and reflected in a SKU Change Form, to Office Depot’s third party vendor that supplies the Service; (b) retain an administration fee as agreed and reflected in the SKU Change Form approved (e.g. by e-mail) by Office Depot; and (c) remit to Office Depot the balance of the fee for the Service.  Support.com shall report and remit payment to Office Depot for all such Services within the timeframes set forth in the Upsale Transactions Section 1 above.  For the avoidance of doubt, no portion of the fees collected by Support.com for such Services shall accrue as PSF.

3.
Subscription Renewal Revenue Share and Payment.  The section entitled “Subscription Renewal Revenue Share and Payment” as set forth in Amendment Number 3 to the Agreement is hereby deleted in its entirety, and replaced by the following:

Subscription Renewal Revenue Share and Payment. All service subscription renewals executed by Support.com on behalf of Office Depot Tech Depot (“Office Depot Subscription Renewals”) shall be managed as follows:  For all Office Depot Subscription Renewals, Support.com will provide a *** percent (***%) revenue share.  The revenue share will be calculated based on the gross volume of renewal revenue recorded in SDMS for all subscriptions which were renewed in the previous month and net of any cancellations, refunds, chargebacks, or fees payable to third parties by Support.com (“Office Depot Subscription Renewal Revenue”). Support.com and Office Depot agree that, while Office Depot Subscription Renewals will be processed by Support.com and will not result in Net Fees paid by Office Depot to Support.com, nonetheless *** percent (***%) of the net fees retained by Support.com for Subscription Renewals shall accrue as Program Support Funds (“PSF”) as defined in Section 4 of attachment F-1 to Amendment #1 to the Agreement, and shall be managed and available to Office Depot consistent with said Section 4.  On a monthly basis, no later than fifteen (15) days after the close of any month in which there are any Office Depot Renewals, Support.com will provide Office Depot with a report showing the gross volume of renewal revenue, any cancellations or refunds, and the amount of revenue share due to Office Depot. Support.com shall remit such payment to Office Depot net thirty (30) days following the close of the month during which the Subscription Renewals were transacted.

4.	Effect of Amendments. Except as expressly set forth herein, all terms and conditions set forth in the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment Number 5 to be executed by their duly authorized representatives.

Support.com, Inc.	Office Depot, Inc.

By:	By:
Name:	Name:	Randall Wick
Title:	Title:	VP, Merchandising
Date:	Date:

By:
	Name:	Steven Mahurin
	Title:	EVP, Merchandising
Date: